EXHIBIT 10.2

MEXCO ENERGY CORPORATION
2019 EMPLOYEE INCENTIVE STOCK PLAN

AWARD AGREEMENT

This award agreement (“Award Agreement” or “Agreement”) executed between MEXCO ENERGY CORPORATION (the “Company”), and ______________________________ (the “Participant”), an employee, director or consultant of the Company or its Subsidiary, regarding a right (the “Option”) awarded to the Participant on __________________________ (the “Grant Date”) to purchase from the Company up to but not exceeding in the aggregate _________________ shares of Common Stock (as defined in the Mexco Energy Corporation 2019 Employee Incentive Stock Plan (the “Plan”) at $_____._____ per share (the “Exercise Price”), such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the terms and conditions set forth herein.

1. Relationship to Plan.

This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Company’s Compensation Committee (“Committee”) and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. This Option is intended to qualify as an “Incentive Stock Option” as defined in the Plan. To the extent the relevant limits are exceeded or the requisite holding period requirements are not satisfied, this Option shall be deemed a Nonqualified Stock Option (as defined in the Plan). For purposes of this Award Agreement:

(a) “Cause” means:

(i) unacceptable or inadequate performance as determined by the Company, including but not limited to failure to perform the Participant’s job at a level or in a manner acceptable to the Company;

(ii) misconduct, dishonesty, acts detrimental or destructive to the Company or any Subsidiary or to any employees or property of the Company or any Subsidiary; or

(iii) violation of any policies of the Company.

(b) “Change of Control” means

(i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding securities;

(ii) the individuals who were members of the Board of Directors of the Company (the “Board”) immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election unless a majority of the new members of the Board were recommended or approved by majority vote of members of the Board immediately prior to such shareholder meeting;

(iii) the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

(iv) the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

(c) “Disability” means illness or other incapacity which prevents the Participant from continuing to perform the duties of his job for a period of more than three months.

(d) “Employment” means employment with the Company or its Subsidiary.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Option Shares” means the shares of Common Stock covered by this Award Agreement.

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2. Exercise Schedule.

(a) This Option may be exercised in installments in accordance with the following schedule:

Date Vested	Percentage of Option Shares
First anniversary of the Grant Date	25%
Second anniversary of the Grant Date	50%
Third Anniversary of the Grant Date	75%
Fourth Anniversary of the Grant Date	100%

The Participant must be in continuous Employment from the Grant Date through the date of exercisability in order for the Option to become exercisable with respect to additional shares of Common Stock on such date.

(b) This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon the occurrence of

(i) a Change of Control;

(ii) the Participant’s termination of Employment due to death or Disability; or

(iii) the Participant’s termination of Employment by the Company or a Subsidiary for reasons other than Cause.

(c) To the extent the Option becomes exercisable, such Option may be exercised in whole or in part (at any time or from time to time, except as otherwise provided herein) until expiration of the Option pursuant to the terms of this Agreement or the Plan.

3. Termination of Option

The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Participant at the earliest time specified below:

(a) the tenth anniversary of the Grant Date;

(b) if Participant’s Employment is terminated by the Company or a Subsidiary for Cause at any time after the Grant Date, then the Option shall terminate immediately upon such termination of Participant’s Employment;

(c) if Participant’s Employment is terminated by the Company or a Subsidiary for any reason other than death, Disability or Cause, then the Option shall terminate on the first business day following the expiration of the 90-day period which began on the date of termination of Participant’s Employment;

(d) if Participant’s Employment is terminated due to (i) death at any time after the Grant Date and while in Employment or within 60 days after termination of such Employment, or (ii) Disability at any time after the Grant Date, then the Option shall terminate on the first business day following the expiration of the one-year period which began on the date of Participant’s death or Disability, as applicable.

In any event in which the Option remains exercisable for a period of time following the date of termination of Participant’s Employment, the Option may be exercised during such period of time only to the extent it was exercisable as provided in Section 2 on such date of termination of Participant’s Employment. The portion of the Option not exercisable upon termination of Employment shall terminate and be of no force and effect upon the date of the Participant’s termination of Employment.

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4. Exercise of Option

Subject to the limitations set forth herein and in the Plan, this Option may be exercised by written notice provided to the Company as set forth in Section 5. Such written notice shall (a) state the number of shares of Common Stock with respect to which the Option is being exercised, (b) be accompanied by cash or shares of Common Stock (not subject to limitations on transfer) or a combination of cash and Common Stock payable to Mexco Energy Corporation in the full amount of the purchase price for any shares of Common Stock being acquired and (c) be accompanied by cash or Common Stock in the full amount of all federal and state withholding or other employment taxes applicable to the taxable income of such Participant resulting from such exercise (or instructions to satisfy such withholding obligation by withholding Option Shares in accordance with Section 8); provided, however, that any shares of Common Stock delivered in payment of the option price that are or were the subject of an award under the Plan must be shares that the Participant has owned for a period of at least six months prior to the date of exercise. For the purpose of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. The Committee may, in its sole discretion, arrange for the exercise of this Option through a broker-assisted cashless exercise program.

Notwithstanding anything to the contrary contained herein, the Participant agrees that he will not exercise the option granted pursuant hereto, and the Company will not be obligated to issue any option shares pursuant to this Award Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system. The Participant agrees that, unless the options and shares covered by the Plan have been registered pursuant to the Securities Act of 1933, as amended (the “Act”), the Company may, at its election, require the Participant to give a representation in writing in form and substance satisfactory to the Company to the effect that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of such shares or any part thereof.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.

5. Notices

Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:

(a) by registered or certified United States mail, postage prepaid, to Mexco Energy Corporation, Attn: Treasurer, 415 West Wall Street, Suite 475, Midland, Texas 79701, in which case the date of exercise shall be the date of mailing; or

(b) by hand delivery or otherwise to Mexco Energy Corporation, Attn: Treasurer, 415 West Wall Street, Suite 475, Midland, Texas 79701, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.

Notwithstanding the foregoing, in the event that the address of the Company is changed prior to the date of any exercise of this Option, notice of exercise shall instead be made pursuant to the foregoing provisions at the Company’s current address.

Any other notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.

6. Assignment of Option

Except as otherwise permitted by the Committee, the Participant’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation or by the laws of descent and distribution.

7. Stock Certificates

Certificates representing the Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Option. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to the exercise of this Option until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 7 have been complied with.

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8. Withholding

No certificates representing shares of Common Stock purchased hereunder shall be delivered to or in respect of an Participant unless the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the issuance of such shares of Common Stock has been remitted to the Company or unless provisions to pay such withholding requirements have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Option. The Participant may pay all or any portion of the taxes required to be withheld by the Company or paid by the Participant in connection with the exercise of all or any portion of this Option by delivering cash, or, with the Committee’s approval, by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid. The Participant may only request withholding Option Shares having a Fair Market Value equal to the statutory minimum withholding amount. The Participant must make the foregoing election on or before the date that the amount of tax to be withheld is determined.

9. Shareholder Rights

The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Common Stock has been transferred to the Participant.

10. Successors and Assigns

This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

11. No Employment Guaranteed

No provision of this Award Agreement shall confer any right upon the Participant to continued employment with the Company or any Subsidiary.

12. Governing Law

This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado.

13. Amendment

This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.

MEXCO ENERGY CORPORATION

Date:	By:
	Name:	Tammy L. McComic
	Title:	President

The Participant hereby accepts the foregoing Award Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT

Date:

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